EXHIBIT 5.1

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Suite 300

Irvine, California 92618

Telephone No. (949) 484-5667 • Facsimile No. (949) 209-2545

www.craigbutlerlaw.com

cbutler@craigbutlerlaw.com

September 16, 2022

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

Re:	SOBR Safe, Inc. Registration Statement on Form S-1 for an offering by certain of the Company’s shareholders of 101,626 shares of common stock underlying convertible instruments

Dear Ladies and Gentlemen:

I have acted as counsel to SOBR Safe, Inc., a Delaware corporation (the “Company”), in connection the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the resale of 101,626 shares of Company’s common stock, par value $0.00001 (the “Shares”) issuable to Armistice Capital Master Fund Ltd. (“Armistice”) upon the exercise of a Warrant to Purchase Common Stock dated March 30, 2022 issued to Armistice.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers the resales of the Shares by a certain selling stockholder of the Company.

In connection with this opinion, I have also reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Certificate of Incorporation, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

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In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

I am counsel admitted to practice in the in the State of California.

The opinions expressed below are limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the warrant issued to Armistice has been duly authorized, and was legally issued, fully paid and non-assessable, and the shares of the Company’s common stock issuable upon the exercise of the warrant issued to Armistice, when sold pursuant to the terms of the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.  I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to this firm under the captions “Interest of Named Experts and Counsel” and “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that this firm within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

Law Offices of Craig V. Butler

/s/ Craig V. Butler, Esq.

Craig V. Butler, Esq.

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